                                                                EXHIBIT  10.1

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                               PURCHASE AGREEMENT


                                  BY AND AMONG


                      HELLMUTH, OBATA AND KASSABAUM, INC.,
                             a Delaware Corporation


                                   CRSS INC.,
                             a Delaware Corporation


                                      AND


                              CRSS SERVICES, INC.,
                             a Delaware Corporation


                           Dated as of July 21, 1994


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
                               TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
ARTICLE I

                                        SALE OF ARCHITECTS SHARES AND CRSS ASSETS   . . . . . . . . . . . . .   1
                                        -----------------------------------------
         1.1     Architects Shares and CRSS Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ---------------------------------
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 --------------
         1.3     June 30 Pro Forma Balance Sheet; Adjustment Amount . . . . . . . . . . . . . . . . . . . . .   4
                 --------------------------------------------------
         1.4     Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 --------------------

ARTICLE II

                                                       THE CLOSING  . . . . . . . . . . . . . . . . . . . . .   7
                                                       -----------
         2.1     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 -----------
         2.2     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 -------------------------

ARTICLE III

                                                     RELATED MATTERS  . . . . . . . . . . . . . . . . . . . .   9
                                                     ---------------
         3.1     Certain Transactions At or Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . .   9
                 -------------------------------------------

ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . . . . . . . .  12
                                     -----------------------------------------------
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ------------
         4.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------
         4.3     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------------------------------
         4.4     Acquisition of Architects Shares for Investment  . . . . . . . . . . . . . . . . . . . . . .  13
                 -----------------------------------------------
         4.5     Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------

ARTICLE V

                                   REPRESENTATIONS AND WARRANTIES OF CRSS AND SERVICES  . . . . . . . . . . .  14
                                   ---------------------------------------------------
         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------------
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 --------------
         5.3     Ownership of Shares; Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 --------------------------
         5.4     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -------------------------------------
         5.5     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ---------
         5.6     Financial Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 -------------------
         5.7     Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 --------------------
         5.8     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ------------------------------------
         5.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----------
         5.10    Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ---------------------------------
         5.11    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ------
         5.12    Contracts; Agreements and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -------------------------------------
         5.13    Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -----------------------------
         5.14    Labor Difficulties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------------
         5.15    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 -----

         5.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 ---------------------
         5.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 ---------
         5.18    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 -------
         5.19    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ---------------------
         5.20    Necessary Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------------------
         5.21    Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ---------------------
         5.22    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -----------------------
         5.23    Foreign Operations and Export Control  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -------------------------------------
         5.24    Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ----------------------
         5.25    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 -------------
         5.26    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 -----------------
         5.27    Representations Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 -------------------------

ARTICLE VI

                                                 COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . .  29
                                                 ------------------------
         6.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 --------
         6.2     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 -----------
         6.3     WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 --------
         6.4     Allocation of Employee Plan Responsibilities . . . . . . . . . . . . . . . . . . . . . . . .  35
                 --------------------------------------------
         6.5     Post-Closing Access to Information and Personnel; Cooperation  . . . . . . . . . . . . . . .  36
                 -------------------------------------------------------------
         6.6     Obligation to Replace Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 --------------------------------
         6.7     Medical Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 ----------------
         6.8     License of Problem-Seeking Service Mark and Methodology  . . . . . . . . . . . . . . . . . .  37
                 -------------------------------------------------------
         6.9     Written-Off Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 -----------------------

ARTICLE VII

                                               INDEMNIFICATION; SURVIVAL OF
                                               ----------------------------
                                        REPRESENTATIONS, WARRANTIES AND AGREEMENTS  . . . . . . . . . . . . .  38
                                        ------------------------------------------
         7.1     Survival of Representations; Time Limitations  . . . . . . . . . . . . . . . . . . . . . . .  38
                 ---------------------------------------------
         7.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 ---------------
         7.3     Remedies Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 ------------------
         7.4     Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 ------------------------------
         7.5     Notice and Control of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 --------------------------------

ARTICLE VIII

                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . .  42
                                                 ------------------------
         8.1     Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 --------------------------
         8.2     Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 ------------------------------
         8.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 -------
         8.4     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------
         8.5     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 -------------
         8.6     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ------------
         8.7     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------
         8.8     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 --------------
         8.9     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------------

         8.10    Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 -----------------------
         8.11    Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 ----------------
         8.12    Definition of "Affiliate" and "Knowledge"  . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 -----------------------------------------

                                  DEFINITIONS

Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
CRSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Architects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Estimated Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Disagreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Arbiter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Adjustment Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Assignment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Service Mark License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Transferring Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Retained Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Architects Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Architects Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Architects Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Tax Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Tax Detriments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Independent Accounting Firm . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Tax Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Tax Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Eligible Individuals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Benefit Gap Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Constructors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
International . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Problem-Seeking License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Purchaser Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Seller Indemnified Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Project Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Customer Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Minimum Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Third Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Joint-Defense Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Third-Person Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

Schedule 1.1              CRSS Assets and Liabilities
Schedule 1.2(b)(i)        Peace Shield Projections
Schedule 1.2(b)(v)        Peace Shield Employees
Schedule 1.3              Pro Forma Adjustments
Schedule 2.2(a)           Liddell Sapp Legal Opinion
Schedule 2.2(b)           Lease for Building 1111 West Loop South
Schedule 2.2(c)           Assignment Agreement
Schedule 2.2(d)           Service Mark License Agreement
Schedule 2.2(e)           Assignment of Trademarks
Schedule 2.2(f)           Bryan Cave Legal Opinion
Schedule 2.2(g)           Assignment
Schedule 3.1              Transferring Employees
Schedule 5.1(a)           Architects' Qualifications to do Business
Schedule 5.1(b)           Architects Subsidiaries' Qualifications to do
                          Business
Schedule 5.2              Architects Subsidiaries' Capitalization
Schedule 5.4              Consents and Approvals
Schedule 5.6              Balance Sheet of Architect
Schedule 5.8              Material Changes
Schedule 5.9              Project Claims
Schedule 5.10(a)          Liens
Schedule 5.10(b)          Fixed Asset Listing for Architect and Architect
                          Subsidiaries
Schedule 5.11             Leases
Schedule 5.12             Material Contracts
Schedule 5.13(a)          Benefit Plans
Schedule 5.13(k)          Disclosures of Benefit Plan
Schedule 5.13(l)          Acceleration of Plans
Schedule 5.14             Labor Difficulties
Schedule 5.15             Taxes
Schedule 5.16             Environmental Matters
Schedule 5.17             Insurance
Schedule 5.18             Permits
Schedule 5.19             Intellectual Property
Schedule 5.23             Foreign Operations and Export Control
Schedule 5.24             Officers and Directors
Schedule 5.25             Bank Accounts
Schedule 6.8              License of Problem-Seeking Service Mark
Schedule 7.2(c)(i)        Incomplete Customer Contracts - 85% or Less
Schedule 7.2(c)(ii)       Incomplete Customer Contracts - More than 85%

                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT dated as of July 21, 1994 (this Agreement"), by and among Hellmuth, Obata and Kassabaum, Inc., a Delaware corporation (the "Purchaser"), CRSS Inc., a Delaware corporation ("CRSS") and CRSS Services, Inc., a Delaware corporation ("Services").

                                R E C I T A L S

         WHEREAS, CRSS is the owner of all the issued and outstanding shares of capital stock of Services, and Services is the owner of all the issued and outstanding shares of capital stock of CRSS Architects, Inc. ("Architects," and such shares are the "Architects Shares," as described in Section 5.2 hereof); and

         WHEREAS, CRSS also is the owner of the CRSS Assets (as defined herein); and

         WHEREAS, the Purchaser desires to purchase from Services and CRSS, and each of Services and CRSS desires to sell to the Purchaser, all of the Architects Shares and the CRSS Assets, respectively.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                   SALE OF ARCHITECTS SHARES AND CRSS ASSETS

         1.1 Architects Shares and CRSS Assets. Subject to the terms and conditions of this Agreement, at the Closing (a) Services shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, the Architects Shares, and (b) CRSS shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase and assume, respectively, the CRSS Assets and the CRSS Obligations (as defined below). The CRSS Assets shall consist only of those assets of CRSS listed on the attached Schedule 1.1. The CRSS Obligations shall be only those duties, liabilities and obligations of CRSS that are listed on the attached Schedule 1.1.

         1.2     Purchase Price.

         (a) The purchase price (the "Purchase Price") for the Architects Shares and the CRSS Assets shall be equal to the net equity reflected on the June 30 Pro Forma Balance Sheet of Architects prepared in accordance with Section 1.3 below. As of the date hereof, the parties estimate the purchase price to be $4,752,000 (the "Estimated Purchase Price"). As provided in Section 1.3(c), the appropriate party will pay the difference between the actual Purchase Price and the Estimated Purchase Price upon completion of the June 30 Pro Forma Balance Sheet. As additional consideration for the transactions contemplated hereby, CRSS shall retain up to an additional $2,059,000 pursuant to Section 1.2(b).

         (b)     (i)      On and after the date hereof, CRSS agrees to pay to
         the Purchaser, promptly following receipt of any cash distributions from the CRS/Sirrine + Metcalf & Eddy Joint Venture (the Peace Shield Joint Venture") formed for the purpose of performing the Peace Shield Contract (defined below), including any phasedown thereof, pursuant to that certain Joint Venture Agreement between CRSS and Metcalf & Eddy, Inc., dated February 27, 1984 (the Joint Venture Agreement"), two-thirds (2/3) of, and after CRSS has retained Net Distributions (defined below) of $2,059,000 all of, the excess (such excess being hereinafter referred to as the Net Distributions") of (i) any cash distributions to CRSS from the Peace Shield Joint Venture in respect of periods after June 30, 1994, over (ii) all of CRSS' costs and expenses, including employee costs and other general overhead expenses, incurred by CRSS in connection with the performance after June 30, 1994 of its obligations with respect to the Peace Shield Joint Venture (the Peace Shield Expenses"), except to the extent that such costs and expenses are previously reimbursed to CRSS by the Peace Shield Joint Venture. For a period of twelve months after the final payment to the Purchaser pursuant to the preceding sentence, the Purchaser agrees to reimburse CRSS for its appropriate share (whether two-thirds (2/3) or all) of any Peace Shield Expenses which are not included in the calculation of Net Distributions as provided in the preceding sentence and CRSS shall pay to the Purchaser its appropriate share (whether two-thirds (2/3) or all) of any reimbursed Peace Shield Expenses received by it. For the purpose of this Section 1.2(b)(i), CRSS shall not treat any costs and expenses not reimbursed by the Joint Venture as Peace Shield Expenses without the approval of the Purchaser, which shall not be unreasonably withheld. If Purchaser does not approve CRSS' request for treatment of any such unreimbursed costs and expenses as Peace Shield Expenses, CRSS shall be entitled to establish a reserve for such costs and expenses and reduce Net Distributions by the amount of such reserve until CRSS and Purchaser agree on the treatment of such unreimbursed costs and expenses or their proper treatment is finally determined in a final nonappealable judgment. Attached hereto as Schedule 1.2(b)(i) is CRSS' internally prepared projection (the "Projection") of the revenues and expenses anticipated to be earned or incurred by the Peace Shield Joint Venture from September 1993 through the completion of the Peace Shield

         Joint Venture's future performance obligations under the Peace Shield Contract (as defined in the Joint Venture Agreement). The Projection represents CRSS' current estimates of Peace Shield Joint Venture revenues and expenses, but is subject to change as future circumstances dictate. There are no assurances as to the actual amount of any such future revenues or expenses.

                 (ii) Concurrent with each payment to the Purchaser pursuant to Section 1.2(b)(i), the Purchaser agrees to pay to CRSS an Additional Payment. Each "Additional Payment" shall equal the amount of interest that would have accrued at an annual rate equal to the prime rate of interest announced by Chemical Bank (as such rate may fluctuate from time to time) plus 1.5%, since the later of June 30, 1994 or the date of the most recent payment of an Additional Payment (the Last Payment Dat") on a deemed principal amount equal to $2,059,000 minus one-third (1/3) of the Net Distributions which were made on or before the Last Payment Date. The Additional Payment also shall include any prior accrued but unpaid Additional Payments. The Purchaser hereby expressly authorizes CRSS to withhold from any payment it would otherwise make to the Purchaser pursuant to Section 1.2(b)(i) an amount equal to the Additional Payment. No Additional Payments shall be payable after the final payment to the Purchaser pursuant to the first sentence of Section 1.2(b)(i).

                 (iii) The Purchaser agrees to indemnify CRSS and its Affiliates against, and to hold harmless CRSS and its Affiliates from, all Losses (as defined in Article VII, but excluding Peace Shield Expenses) to the extent relating to the performance after June 30, 1994 of CRSS' obligations with respect to the Peace Shield Joint Venture, even if caused in whole or in part by the negligence (but not the gross negligence or willful misconduct) of CRSS or any of its Affiliates, employees or agents, including without limitation Losses arising from any obligation to repay to the U.S. Government or any other person or entity any amounts paid to the Peace Shield Joint Venture in respect of periods after June 30, 1994. CRSS agrees to indemnify the Purchaser and its Affiliates against, and to hold harmless the Purchaser and its Affiliates from, all Losses (as defined in Article VII) to the extent relating to the performance on or before June 30, 1994 of CRSS' obligations with respect to the Peace Shield Joint Venture, including without limitation Losses arising from any obligation to repay to the U.S. Government or any other person or entity any amounts paid to the Peace Shield Joint Venture in respect of periods on or before June 30, 1994. Such mutual indemnity obligations shall be subject to the provisions of Section 7.5.

                 (iv) Subject to the provisions of this Section 1.2(b), CRSS agrees to continue to manage the performance of its obligations with respect to the Peace Shield Joint Venture in a manner substantially consistent with its past practices. Without the prior written consent of the Purchaser, which shall not be unreasonably withheld, CRSS agrees not to terminate without cause the employment of Truitt Garrison, Rogers Patton or Phil Sykes, or to change materially without cause Truitt Garrison's, Rogers Patton's or Phil Sykes' respective responsibilities with respect to the Peace Shield Joint Venture. CRSS shall permit the Purchaser and its representatives to examine its books and records with respect to the Peace Shield Joint Venture at reasonable times and on reasonable notice for the purposes of confirming the performance by CRSS of its obligations under this
         Section 1.2(b). The Purchaser may appoint a representative who shall consult with CRSS at regularly scheduled monthly meetings with respect to material actions or decisions relating to the Peace Shield Joint Venture. In the event that the Purchaser has a material disagreement with any material proposed action or decision of CRSS relating to the Peace Shield Joint Venture, CRSS agrees to cause its president or chief executive officer to confer with the president or chief executive officer of the Purchaser (who shall promptly make himself available for such conference) prior to taking any such action or making any such decision.

                 (v) Effective as of the date hereof, the Architects employees involved in the performance of CRSS' obligations under the Peace Shield Joint Venture, each of whom is listed on Schedule 1.2(b)(v) hereto, shall cease to be employed by Architects and shall become employees of CRSS.

         1.3     June 30 Pro Forma Balance Sheet; Adjustment Amount.

         (a) As promptly as practicable after the Closing (as defined in Section 2.1 hereof), but in any event within 45 days following the Closing, CRSS shall cause to be delivered to the Purchaser a consolidated balance sheet of Architects and the Architects Subsidiaries as of June 30, 1994, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the presentations in the Balance Sheet as of March 31, 1994 attached hereto as part of Schedule 5.6(a), reflecting on a pro forma basis the adjustments set forth on Schedule 1.3 hereto, including without limitation the CRSS Assets and CRSS Obligations (the "June 30 Pro Forma Balance Sheet"). The June 30 Pro Forma Balance Sheet shall be based on an Architects' consolidated balance sheet dated as of June 30, 1994, audited by Ernst & Young at the sole expense of CRSS, and before any pro forma adjustments. The Purchaser shall, and shall cause Architects and the Architects Subsidiaries to, cooperate with CRSS in the preparation of the June 30 Pro Forma Balance Sheet.

         (b) CRSS will request that Ernst & Young make available to the Purchaser all of their work papers in connection with its audit of the June 30, 1994 balance sheet of Architects and the Architects Subsidiaries. Within 30 days after it receives from CRSS the June 30 Pro Forma Balance Sheet, Purchaser shall notify CRSS if it disputes the June 30 Pro Forma Balance Sheet as so delivered, such notification to specifically identify the points of disagreement (the "Disagreements"). Such Disagreements must relate to the pro forma adjustments or whether the June 30 Pro Forma Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the presentations in the Balance Sheet. Upon receipt of such notice, CRSS shall promptly consult with Purchaser with respect to the Disagreements in an effort to resolve the Disagreements. If any such Disagreements cannot be resolved by Purchaser and CRSS within 10 calendar days after CRSS is notified of such Disagreements, the parties shall refer the specific Disagreements to a mutually agreed partner in an independent public accounting firm of recognized national standing (the "Arbiter"), as an arbitrator to finally determine, as soon as practicable, and in any event within 30 days after such reference, such Disagreements. The arbiter shall apply the terms of this Section 1.3, and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, such procedures as the Arbiter may determine. The fees and expenses of the arbitration and the Arbiter incurred in connection with the arbitration of the Disagreements shall be allocated between CRSS and the Purchaser by the Arbiter as he deems appropriate based on the extent to which each such party prevails on the arbitrated Disagreements; provided, that such fees and expenses shall not include, so long as either party complies with the procedures of this
Section 1.3, the other party's outside counsel or accounting fees. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Disagreement and the allocation of arbitration fees and expenses. Notwithstanding any other provision hereof, including without limitation Sections 5.6 and 5.22 and, to the extent Section 5.26 refers to books of account, Section 5.26, this Section 1.3(b) constitutes the sole and exclusive remedy of the Purchaser with respect to the pro forma adjustments set forth in the June 30 Pro Forma Balance Sheet and any Disagreements raised by Purchaser with respect to the June 30 Pro Forma Balance Sheet.

         (c) In the event the final Purchase Price, based upon the net equity reflected on the June 30 Pro Forma Balance Sheet determined pursuant to subsection (a) above or, if necessary, subsection (b) above, is different than the Estimated Purchase Price, the Purchaser shall pay to CRSS (if the final Purchase Price is greater than the Estimated Purchase Price), or CRSS shall pay to the Purchaser (if the final Purchase Price is less than the Estimated Purchase Price) the amount of such difference (the "Adjustment Amount"); provided that, in no event shall the final Purchase Price be greater than the net equity reflected on the June 30 Pro Forma Balance Sheet plus the payments to be retained by CRSS described in Section 1.2(b). In either event, the Adjustment Amount shall bear interest at the prime rate as announced from time to time by Chemical Bank. The Adjustment Amount, plus accrued interest from the Closing Date through the date of payment, shall be paid within five (5) business days after determination of the Adjustment Amount, in immediately available funds.

         1.4     Retained Liabilities.

         The obligations and liabilities of Architects, the Architects Subsidiaries and, with respect to the Architects Business, CRSS, relating to the following matters are being retained by CRSS or an Affiliate thereof notwithstanding the transaction contemplated by this Agreement (the "Retained Liabilities"):

         (a) The Lease Agreement with respect to the PBX telephone switching system;

         (b) The Lease Agreement with respect to certain visualization equipment related to the video creation and editing suite, dated July 1, 1992, Lease #SL28214, Schedule CE17, by and between Comdisco and CRSS;

         (c) Liabilities with respect to which CRSS is retaining or otherwise indemnifying the Purchaser pursuant to Section 6.3 hereof;

         (d) Tax liabilities with respect to which CRSS is retaining or otherwise indemnifying the Purchaser pursuant to Section 6.2 hereof;

         (e) Project Claims with respect to which CRSS is retaining or otherwise indemnifying the Purchaser pursuant to Section 7.2(c);

         (f) The death benefits payable to the estate of Paul Kennon pursuant to the CRSS Supplemental Executive Retirement Plan;

         (g) The Texas A&M commitment under the William Pena Endowed Professorship, Wallie Scott Endowed Professorship and the Thomas Bullock Endowed Chair Agreements;

         (h) Liabilities and obligations, if any, arising from the payment of overtime on a straight-time basis to certain exempt employees of Architects;

         (i) Benefits to which Truitt Garrison is entitled pursuant to the CRSS Supplemental Executive Retirement Plan and obligations to employees of Architects who are participants in the CRSS Senior Management Deferred Compensation Plan;

         (j) Liabilities for accrued vacation for Transferring Employees through the Closing Date;

         (k) All liabilities and obligations arising from the ownership, operation and occupancy of the real property located at 1111 West Loop South, Houston, Texas, prior to and, except as otherwise provided in the Lease (as hereinafter defined), following the Closing Date;

         (l) All claims arising under that certain Owner/Architect Agreement entered into by CRS Sirrine Engineers, Inc. and Glaxo dated August 1992 to the extent, if any, the liabilities arising from the contractual commitments in Article 6.2.5 to review and approve the safety of design and operability requirements of such Project are in excess of the liability otherwise imposed by such Agreement or at law;

         (m)     All claims listed on Schedule 5.9 attached hereto;

         (n) All employee benefits payable pursuant to the Plans listed on Schedules 5.13(a) and 5.13(k);

         (o) Obligations under Peace Shield Foreign Assignment Agreements listed on Schedule 5.12; and

         (p)     Joint Venture Agreement between CRSS and Metcalf & Eddy, Inc.

                 CRSS will indemnify the Purchaser Indemnified Party (as defined herein) with respect to the Retained Liabilities as described in
Article VII hereof.

                                   ARTICLE II

                                  THE CLOSING

         2.1     The Closing.

         Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Texas Commerce Tower, Houston, Texas at 9:00 a.m., Houston time, on the date hereof (the "Closing Date").

         2.2     Deliveries at the Closing.

         (a) At the Closing, CRSS or Services will deliver or cause to be delivered to the Purchaser:

                 (i) Certificates representing the Architects Shares, duly endorsed for transfer to the Purchaser, which shall transfer to the Purchaser good title to the Architects Shares, free and clear of any Liens (as defined in Section 5.3 hereof).

                 (ii) The resignations of certain directors and officers of Architects and the Architects Subsidiaries as designated by the Purchaser;

                 (iii) The stock books, stock ledgers, minute books and corporate seal of Architects and the Architects Subsidiaries;

                 (iv) A legal opinion from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., in the form attached hereto as Schedule 2.2(a);

                 (v) A lease of certain space in the building located at 1111 West Loop South, Houston, Texas in the form attached hereto asSchedule 2.2(b) (the "Lease");

                 (vi)     The Problem-Seeking License (as defined herein);

                 (vii) An Assignment and Assumption Agreement in the form attached hereto as Schedule 2.2(c) (the "Assignment Agreemen");

                 (viii) Such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignments as shall be effective to vest in the Purchaser good and marketable title to the other CRSS Assets, in form and substance reasonably satisfactory to Purchaser and its counsel;

                 (ix) A Service Mark License Agreement in the form attached hereto as Schedule 2.2(d) (the "Service Mark Licens");

                 (x) An Assignment of Trademarks in the form attached hereto as Schedule 2.2(e); and

                 (xi) All other documents, instruments and writings required to be delivered by CRSS or Services to the Purchaser pursuant to this Agreement or otherwise required in connection herewith in form and substance reasonably satisfactory to Purchaser and its counsel.

         (b) At the Closing, the Purchaser will deliver or cause to be delivered to CRSS or Services, at the election of CRSS:

                 (i) The Estimated Purchase Price, payable in immediately available funds;

                 (ii)     The Assignment Agreement;

                 (iii)    The Lease;

                 (iv)     The Problem-Seeking License;

                 (v) Assignment in the form attached hereto as Schedule 2.2(f); and

                 (vi) All other documents, instruments and writings required to be delivered by the Purchaser to CRSS or Services pursuant to this Agreement or otherwise required in connection herewith in form and substance reasonably satisfactory to CRSS and its counsel.

                                  ARTICLE III

                                RELATED MATTERS

         3.1     Certain Transactions At or Prior to Closing.

         (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any outstanding contract, commitment, subcontract, purchase order, real property lease, equipment lease, information technology obligation or other agreement of CRSS or any of its Affiliates which would otherwise have constituted a CRSS Obligation or a CRSS Asset (all of the contracts, commitments, subcontracts, purchase orders, real property leases, equipment leases, information technology obligations or other agreements subject to this Section 3.1 (being collectively referred to herein as the "Contracts" and singularly as a "Contract") which is not permitted under applicable law or pursuant to its terms or is not permitted without the consent of any other party to the Contract or which purports to restrict a change in control of such party, if such assignment would constitute a breach of, or cause a loss of contractual benefits under, any of the Contracts. If a consent to assignment of any Contract is not obtained, (i) with respect to Customer Contracts and Contracts related thereto, Section 3.1(e) hereof shall apply, (ii) with respect to other Contracts, CRSS and Architects will cooperate in any reasonable arrangement designed to provide to Architects the economic consequences under such Contracts to the extent CRSS or any of its Affiliates incurs such consequences, and (iii) CRSS shall use its commercially reasonable efforts following the Closing to obtain such consents if requested by Purchaser. In any event, whether the Contracts are assigned to Architects or other arrangements are entered into with respect thereto in accordance with this Section 3.1(a), Architects shall be solely responsible for the performance of all such contracts after the Closing Date and shall assume and discharge all obligations of CRSS and its Affiliates thereunder pursuant to an assignment, assumption and indemnity agreement reasonably acceptable to the parties hereto.

         (b) On or prior to the Closing Date CRSS and Architects will forgive any and all intercompany indebtedness between CRSS and Architects existing at June 30, 1994. For federal income tax purposes such forgiveness shall be treated as a contribution to the capital of Architects or a distribution by Architects, as the case may be. The results of forgiving such intercompany obligations will be reflected in Architects' shareholder's equity for purposes of preparing the June 30 Pro Forma Balance Sheet. Indebtedness between CRSS and Architects arising from July 1994 transactions shall be paid in full by CRSS or Architects, as applicable, on or before August 15, 1994.

         (c) At or prior to the Closing, (i) CRSS will transfer to Architects, and Architects will employ the CRSS employees listed on Schedule
3.1 hereof, (together with the other employees of Architects and the Architects Subsidiaries as of the Closing Date other than the employees listed on Schedule 1.2(b)(v), the "Transferring Employees"), (ii) CRSS shall transfer to Purchaser all trust funds, reserve accounts and other assets, if any, in or related to the Plans and allocable to the employees of Architects or any Architects Subsidiary, but only to the extent Purchaser, Architects, or any Architects Subsidiary will have continuing liabilities with respect to the Plans after the Closing Date to which such trust funds, reserve accounts, or other assets relate, and (iii) CRSS will retain responsibility for any and all severance obligations to Transferring Employees which arise before the Closing Date or which arise as a result of the transactions contemplated by this Agreement.

         (d) Notwithstanding any other provisions hereof, CRSS is retaining, without the payment of any consideration, the following rights, assets and claims (collectively the "Retained Assets"):

                 (i) all of Architects' and the Architects Subsidiaries' right, title and interest in and to any and all receivables from King Saud University and any receivables otherwise relating to or arising from services performed in connection with the HOK + 4 Consortium, as well as any collections or other proceeds thereof received after March 31, 1994, all of which receivables were written off prior to June 30, 1988, and will not be reflected on the June 30 Pro Forma Balance Sheet.

                 (ii)     all claims listed on Schedule 5.9;

                 (iii) any claims, including counterclaims, cross-claims and claims for contribution or indemnity, relating to the claims listed on
         Schedule 5.9;

                 (iv) any claims, including counterclaims, cross-claims and claims for contribution or indemnity, relating to any matters, including Project Claims (as defined herein), with respect to which CRSS is required to indemnify the Purchaser Indemnified Party (as defined herein), regardless as to whether those matters are asserted against CRSS or Services or any of their Affiliates by the Purchaser or any of its Affiliates pursuant to Article VII or by a third party.

         The Purchaser will reasonably cooperate, and cause Architects and each Architects Subsidiary to reasonably cooperate, with CRSS in realizing the benefit of the Retained Assets, and will, as reasonably necessary, cooperate with CRSS in asserting any claims included in the Retained Assets in the name of Architects or any

Architects Subsidiary, as applicable. The Purchaser will cause any amounts recovered by the Purchaser, Architects or any Architects Subsidiary with respect to such claims to be paid promptly to CRSS. CRSS shall compensate Purchaser at the Reimbursement Rate (as defined in Section 6.5 hereof) for the personnel of Purchaser that provide any such assistance. CRSS shall consult with the Purchaser prior to the assertion of any such claims that CRSS may wish to assert against any person or entity to whom CRSS or its Affiliates provided architectural or design services.

         (e) With respect to Customer Contracts that require consent to assignment in connection with the transactions contemplated by this Agreement, and for which consents have not yet been obtained, CRSS and the Purchaser agree that until such consents are obtained:

                 (i) The Purchaser will be deemed to have subcontracted the remaining work, and the satisfaction of all the obligations, with respect to such Customer Contracts, and any contracts related thereto that require assignment in connection with this transaction but for which consents have not been obtained (the "Related Contracts"). Such Customer Contracts and Related Contracts shall be performed in the name of the Affiliate of CRSS that is a party thereto (the "Corporate Party") at the expense of and under the direction and by the employees of the Purchaser, and the Purchaser shall receive all benefits and shall satisfy all obligations remaining under such Customer Contracts and Related Contracts as if such Contracts were initially in the name of Purchaser.

                 (ii) Without limiting the generality of the foregoing, the Purchaser, with respect to such Customer Contracts and Related Contracts, shall satisfy and complete all related and incidental project requirements, obligations, costs, expenses and expenditures (including but not limited to the payment of costs of subcontractors, sub-consultants, services or supplies of subcontractors and sub-consultants, and the like; and all other costs required directly or indirectly, chargeable or not, to complete such Contracts) regardless of the status of such work on and status of such Customer Contracts on the date hereof, as if such requirements, obligations, expenses and expenditures were originally undertaken in the name of the Purchaser, for the remaining compensation, if any, actually received from the client with respect to such Customer Contracts. The Purchaser shall maintain insurance in an amount sufficient to comply with any insurance requirements of such Customer Contracts.

                 (iii) Each party shall account to the other party with respect to payments received by such party in respect of any such Customer Contract or Related Contract to which the other party is entitled, which accounting shall be made promptly on an ongoing basis during the performance of such Contracts.

                 (iv) Amendments of, or expansion of services relating to, any of such Customer Contracts on or after the date hereof will be entered into by, and be the total responsibility and for the benefit of, the Purchaser or its Affiliates. CRSS or its Affiliates shall enter into any such amendment or expansion requested by Purchaser unless in CRSS' commercially reasonable opinion there would be a material increase in risk to CRSS or its Affiliates.

                 (v) CRSS and the Purchaser shall execute any and all additional documents and take additional measures reasonably required by each other further to effectuate the foregoing.

         If an arrangement described above is challenged by the other party to a Customer Contract in writing, then the Corporate Party will contract with (or hire at no cost to CRSS on a part-time basis, as determined to be appropriate by the Corporate Party) applicable personnel of the Purchaser or its Affiliates as necessary to complete such Contract(s). In such case, the Corporate Party will continue to receive fee payments from such other party to the Customer Contract and remit proceeds to the Purchaser promptly upon the receipt of such payment, less appropriate labor costs and reasonable out-of-pocket costs. Such personnel of the Purchaser will have continued use (at no cost to CRSS or the Corporate Party) of the Purchaser's office space, equipment, supplies, etc., needed to complete such Contracts, and the Purchaser shall manage the work on the Corporate Party's behalf.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to CRSS and Services as follows:

         4.1     Organization.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power to carry on its business as it is now being conducted.

         4.2     Authority.

         The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser have been duly and validly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         4.3     Consents and Approvals; No Violation.

         Except for filings, permits, authorizations, consents, approvals or notices which have been obtained or actions which have been taken prior to the Closing, no filing with, and no permit, authorization, consent, approval of, or notice to, any governmental, administrative or judicial authority is necessary for the consummation by the Purchaser of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof (i) conflict with or result in any breach of any provision of the certificate of incorporation or By-laws (or other similar charter documents) of the Purchaser, (ii) result in an event which (with notice or lapse of time or both) would constitute a breach of or default under (or give rise to any right of termination, cancellation or acceleration of) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Purchaser is bound or by which any of its properties or assets may be bound, or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation of any court, public body or authority or any other restriction of any kind or character applicable to the Purchaser, or any of its properties or assets, in the case of each of the foregoing clauses (i), (ii) and (iii), in a manner which would prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.

         4.4     Acquisition of Architects Shares for Investment.

         The Purchaser is acquiring the Architects Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Architects Shares in violation of any securities laws.

         4.5     Investigation.

         The Purchaser acknowledges that it is making its own investigation of Architects, the Architects Subsidiaries and the Architects Business and that it has not, and will not, rely upon any representations or warranties, express or implied, with respect to the transactions contemplated by this Agreement except as expressly made in this Agreement.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF CRSS AND SERVICES

         CRSS and Services hereby jointly and severally represent and warrant to the Purchaser as follows:

         5.1     Organization.

         (a) Each of CRSS, Services and Architects is a corporation duly organized, validly existing and in good standing under the laws of Delaware or, with respect to Architects, California, and has the corporate power to carry on its business as it is now being conducted. Architects is duly qualified to do business, and is in good standing, in the jurisdictions listed on Schedule 5.1(a) hereto, which are the only jurisdictions where Architects is required to be qualified to do business as a foreign corporation.

         (b) Each of the Architects Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction listed on Schedule 5.1(b) hereto, and has the corporate power to carry on its business as it is now being conducted. Each Architects Subsidiary is duly qualified to do business, and is in good standing, in the jurisdictions listed on Schedule 5.1(b) hereto, which are the only jurisdictions where each such Architects Subsidiary is required to be qualified to do business as a foreign corporation. Copies of the certificate of incorporation and bylaws or other applicable organization documents, as currently in effect, including all amendments thereto, of Architects and each of the Architects Subsidiaries have heretofore been delivered to the Purchaser and such copies are accurate and complete. "Architects Subsidiaries" means the corporations listed on Schedule 5.1(b) hereto.

         5.2     Capitalization.

         The authorized capital stock of Architects consists of 200,000 shares of common stock, par value $.01 per share, of which 195,000 shares are issued and outstanding (the "Architects Shares"), and all of the issued and outstanding shares of such capital stock are owned beneficially and of record by Services. The capitalization and ownership of the capital stock and other equity securities of each of the Architects Subsidiaries, as of the date hereof, is set forth in Schedule 5.2 hereto. All of the Architects Shares and the outstanding shares of capital stock of each Architects Subsidiary are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption of the capital stock or other security of Architects or any Architects Subsidiary. Except as set forth above, there are not any shares of capital stock of Architects or any Architects Subsidiary issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Architects, Services, any Architects Subsidiary or CRSS to issue, transfer or sell any shares of the capital stock or other security of Architects or any Architects Subsidiary. Other than the joint ventures listed on Schedule 5.12, none of Architects or any Architects Subsidiary owns any equity interest in any entity other than an Architects Subsidiary.

         5.3     Ownership of Shares; Title.

         Services is the owner of record and beneficially of the Architects Shares, free and clear of any liens, liabilities, obligations, claims, pledges, security interests, conditional sale agreements, charges, restrictions or encumbrances of any kind ("Liens"). At the Closing, Services will transfer good title to the Architects Shares to Purchaser, free and clear of any Liens. CRSS and its Affiliates have not received any notice of any adverse claim to the ownership of any such Architects Shares, and there are no such adverse claims that may be justified. Architects is the owner of record and the beneficial owner of the capital stock of each of the Architects Subsidiaries, free and clear of any Liens.

         5.4     Consents and Approvals; No Violations.

         Except for filings, permits, authorizations, consents, approvals or notices which have been obtained or actions which have been taken at or prior to the Closing, no filing with, and no permit, authorization, consent, approval of, or notice to, any governmental, administrative or judicial authority or any third party, except as set forth on Schedule 5.4 hereto, is necessary for the consummation by CRSS and Services of the transactions contemplated hereby. Except as set forth on Schedule 5.4 hereto, the execution, delivery and performance of this Agreement by CRSS and Services and the consummation by CRSS and Services of the transactions contemplated hereby and compliance by CRSS and Services with the provisions hereof, do not (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of CRSS, Services, Architects or any Architects Subsidiaries, (ii) result in the creation or imposition of any Lien on the Architects Shares, the shares of capital stock of any Architects Subsidiary, the assets of Architects or any Architects Subsidiary, or any of the CRSS Assets, (iii) result in an event which (with notice or lapse of time or both) would constitute a breach of or default under (or give rise to any right of termination, cancellation or acceleration of) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which CRSS, Services, Architects or any Architects Subsidiaries is bound or by which any of their respective properties or assets may be bound, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation of any court, public body or authority or any other restriction of any kind or character applicable to CRSS, Services, Architects or any Architects Subsidiaries or any of their respective properties or assets.

         5.5     Authority.

         CRSS and Services have all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby to be performed by CRSS and Services. The execution and delivery by CRSS and Services of this Agreement have been duly and validly authorized by the respective Boards of Directors of CRSS and Services, and no other corporate proceedings on the part of the CRSS shareholders, CRSS or Services are necessary to authorize CRSS's and Services' execution and delivery of this Agreement or the consummation by CRSS and Services of the transactions contemplated hereby. Assuming the due authorization, execution and delivery by the Purchaser of this Agreement, this Agreement constitutes a legal, valid and binding obligation of CRSS and Services, enforceable against CRSS and Services in accordance with its terms.

         5.6     Financial Statements.

         (a) Attached hereto as Schedule 5.6 are the consolidated balance sheets of Architects and the Architects Subsidiaries as of March 31, 1994 and June 30, 1994 (the "Balance Sheets") and the related statements of operations for the nine month period and fiscal year then ended (together with the Balance Sheets, the "Financial Statements"). The Financial Statements are true, complete and correct, present fairly the consolidated financial position and results of operations of Architects and the Architects Subsidiaries at the date and for the period indicated, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous periods, except as may be stated on such statements.

         (b) For purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, Architects, together with all entities which it controls, did not have annual net sales or total assets of $25 million or more for the fiscal year ended June 30, 1994.

         5.7     Compliance With Laws.

         Each of Architects and each Architects Subsidiary owns and operates, and has owned and operated, its properties and assets, and CRSS owns and operates, and has owned and operated, the CRSS Assets, and each of Architects, each Architects Subsidiary and, with respect to the Architects Business, CRSS and Services, carries on and conducts, and has carried on and conducted, its business in full compliance with its articles of incorporation and bylaws and all federal, foreign, state or local laws, statutes, ordinances, rules, regulations or orders, including, without limitation, any Environmental Law, applicable to Architects or any Architects

Subsidiary, or, in connection with the Architects Business, CRSS or Services. None of CRSS, Architects or any Architects Subsidiary has received any complaint or notice from any governmental authority alleging that any of Architects or any Architects Subsidiary or, in connection with the Architects Business, CRSS or Services, has violated any law, rule, regulation, order, licensing requirement, authorization or judicial or administrative decision.

         5.8     Absence of Certain Changes or Events.

         Except as set forth in Schedule 5.8 and except as otherwise permitted by this Agreement, since March 31, 1994, there has not been with respect to CRSS, Services, Architects or any Architects Subsidiary in connection with any of the businesses or operations of Architects or any Architects Subsidiary, specifically including the business or operations of CRSS or its Affiliates relating to the Peace Shield Joint Venture (with such inclusion, the "Architects Business"): (a) capital expenditures or commitments for capital expenditures exceeding $20,000 in the aggregate; (b) commitments requiring expenditures other than in the ordinary course of business and not exceeding $20,000 in the aggregate; (c) termination of, or a failure to perform obligations or the occurrence of any default under, any contract, lease, agreement or license; (d) except as reflected on the June 30, 1994 Balance Sheet, destruction, damage to, or loss of any asset (not covered by insurance);
(e) change in accounting methods, principles or practices that would affect the preparation of the financial statements relating to the Architects Business;
(f) sale, assignment or transfer of any tangible or intangible asset, including any rights to intellectual property, except in the ordinary course of business;
(g) (i) any increase in the compensation payable or to become payable to any officers or key employees, except increases occurring in the ordinary course of business, or (ii) any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees except increases in the ordinary course of business or as required by law; (h) change in the business or financial condition or operations of the Architects Business, other than changes in the ordinary course of business; (i) payment of fees and expenses of counsel, accountants or other experts incurred by Architects or any Architects Subsidiary incident to the negotiations, preparation or execution of this Agreement or the transactions contemplated hereby; (j) transactions, other than those of the kind addressed above in this Section 5.8, entered into or carried out by Architects or any Architects Subsidiary, or, in connection with the Architects Business, by CRSS or Services, other than in the ordinary course of the Architects Business; or (k) agreement or understanding to take any of the actions described above in this Section 5.8. Since June 30, 1994, there has not been any: (x) declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of Architects; or (z) sale or direct or indirect redemption, purchase or other acquisition of any securities of Architects.

         5.9     Litigation.

         Except as set forth in Schedule 5.9 hereto, there is no suit, action, charge, claim, inquiry, investigation or proceeding pending or threatened against or affecting CRSS or Services (in connection with the Architects Business), or Architects or any Architects Subsidiary. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against CRSS or Services (in connection with the Architects Business), or Architects or any Architects Subsidiary.

         5.10    Title to Properties; Encumbrances.

         Except as described in the following sentence, each of Architects and each Architects Subsidiary has good and valid title to all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected on the Balance Sheet, except for property or assets disposed of in the ordinary course of business since that date, and CRSS or its Affiliates has good and valid title to the CRSS Assets. None of such properties or assets is subject to any Lien, except (i) as set forth in Schedule 5.10(a) hereto, and (ii) any taxes or statutory liens respecting payments which are not delinquent. Attached as
Schedule 5.10(b) is a true, complete and correct fixed asset listing for Architects and the Architects Subsidiaries.

         5.11    Leases.

         All leases of real or personal property to which Architects or any Architects Subsidiary is a party, or which are CRSS Assets or CRSS Obligations, and all material amendments and modifications thereof, are listed on Schedule
5.11 hereto (true and correct copies of which have been delivered or made available to the Purchaser). All such leases are in full force and effect and have not been modified or amended in any material respect (except as set forth in Schedule 5.11 hereto). There exists no event of default under the leases by CRSS, Services, Architects or any Architects Subsidiary or, to the knowledge of CRSS, by any other party thereto, nor any event which with notice or lapse of time or both would constitute an event of default thereunder by CRSS, Services, Architects or any Architects Subsidiary or, to the knowledge of CRSS, by any other party thereto.

         5.12    Contracts; Agreements and Commitments.

         (a) Except as set forth on Schedule 5.12 hereto, and except for bids or proposals made in the ordinary course of business, neither CRSS or Services (in connection with the Architects Business), nor Architects or any Architects Subsidiary is a party to or bound by any of the following written or oral contracts, agreements, commitments or instruments: (a) employment agreements or consulting or retainer agreements; (b) indentures, mortgages, notes, installment obligations, capital leases, interest rate swap agreements, agreements or other instruments relating to the borrowing of money by Architects or any Architects Subsidiary, or the guarantee of any obligation for the borrowing of money by Architects or any Architects Subsidiary; (c) agreements which (i) provide for the receipt or payment by Architects or any Architects Subsidiary of more than $20,000 in the aggregate, or (ii) commit Architects or any Architects Subsidiary to capital expenditures of more than $20,000 in the aggregate; (d) any agreement involving a sharing of profits or any joint venture, partnership or similar arrangement; (e) any agreement containing covenants limiting the freedom of Architects or any Architects Subsidiary to compete in any line of business or with any third party or in any geographic area; (f) any agreement with any Affiliate of CRSS (other than Architects or any Architects Subsidiary); or (g) any other agreement not made in the ordinary course of the Architects Business.

         (b)     True and complete copies of each contract described on
Schedule 5.12, have been delivered or made available to Purchaser. Each such agreement is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms, and in full force and effect. Neither CRSS, Services, Architects, nor any Architects Subsidiary, as applicable, nor, to the knowledge of CRSS, any other party, is in breach or violation of any such agreement or in default thereunder. No event has occurred which, through the passage of time or the giving of notice, or both, would constitute, and, except as set forth on Schedule 5.4 hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby do or will constitute or result in, a breach or violation of or default thereunder of any such agreement by CRSS, Services, Architects, or any Architects Subsidiary, or to the knowledge of CRSS, any other party to any such agreement, or would cause the acceleration of any obligation of CRSS, Services, Architects, or any Architects Subsidiary, or the creation of a Lien upon the CRSS Assets or any asset of Architects or any Architects Subsidiary.

         5.13    Employee Benefit Plans; ERISA.

         (a) Schedule 5.13(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, retirement, welfare or fringe benefit, including without limitation vacation, disability, tuition, company car, and sick leave, plan, program, agreement or arrangement within the meaning of Section 3(3) of ERISA, and each other material employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by Architects or any Architects Subsidiary for the benefit of any employee or terminated employee of Architects or any Architects Subsidiary, whether formal or informal (the "Plans"). None of Architects or any Architects Subsidiary is a party to any employment agreement or any consulting or retainer agreement or arrangement that is subject to ERISA.

         (b) With respect to each of the Plans, the Purchaser has had an opportunity to review true and complete copies of each of the following documents:

                 (i) copies of all Plans (including all amendments thereto), policies and employee handbooks covering any employee, and noncompetition, confidentiality, indemnification and similar agreements entered into with any employee, of Architects or any Architects Subsidiary;

                 (ii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years;

                 (iii)    a copy of the most recent Summary Plan Description;

                 (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

                 (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.

                 (vi) copies of Form 5500 annual reports for each of the last three years and, with respect to each top hat plan, a copy of the reporting letter filed with the Department of Labor;

                 (vii) to the extent completed, an actuarial analysis of Plan reserves or excess assets (including premium stabilization reserves) as of the close of the most recently completed Plan year ending on or before the Closing Date;

                 (viii) to the extent permitted by applicable law, a list of employees of Architects and any Architects Subsidiary with medical claims during the current or most recently completed plan year which exceeded $5,000 in the aggregate for the employee or any covered dependent and the amount of such claims and diagnoses;

                 (ix) number of employees on disability leave during each of last five years;

                 (x)      any collective bargaining agreement; and

                 (xi) copies of the general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 4980B(g)(2).

         (c) None of the Plans is a "multi-employer pension plan," as that term is defined in Section 3(37) of ERISA.

         (d) CRSS terminated its defined benefit pension plan on July 1, 1987, annuity contracts were purchased to cover all benefits accrued under the plan and the remaining assets were returned to CRSS. Such termination was carried out in accordance with all provisions of applicable law, including without limitation all applicable reporting and other provisions of the Code and ERISA. None of CRSS, Services, Architects or any Architects Subsidiary has any liability to, or received notice alleging such liability from, any person or entity, including without limitation the Pension Benefit Guaranty Corporation, any other Government agency or any participant in or beneficiary of the plan, nor is CRSS, Services, Architects or any Architects Subsidiary liable for any excise, income or other tax or penalty as a result of or in connection with such termination. CRSS has obtained a favorable determination letter from the Internal Revenue Service with respect to the termination of such plan (a true, complete and correct copy of which has been delivered to Purchaser). The favorable determination letter was received after full and accurate disclosure of all material facts to the appropriate government agencies. Neither CRSS, Services, Architects, any Architects Subsidiary nor any trade or business (whether or not incorporated) that together with CRSS, Architects or any Architects Subsidiary would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA has subsequently contributed, or was required to contribute, to any defined benefit plan or multi-employer plan subject to Title IV of ERISA.

         (e) No Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

         (f) Neither Architects, any Architects Subsidiary, nor any of the Plans has engaged in a transaction in connection with which Architects or any Architects Subsidiary could be subject to any civil liability under Section 409 of ERISA or any civil penalty assessed pursuant to Section 502(i) of ERISA or any tax imposed pursuant to Section 4975 or 4976 of the Code and there has not been any "reportable event" (as defined in Section 4043(b) of ERISA) with respect to any of the Plans.

         (g)     Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts which CRSS, Services, Architects or any Architects Subsidiary is required to contribute under the terms of each of the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date).

         (h) All insurance premiums (including premiums, if any, to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

         (i) Each of the Plans and their attendant trust, if any, or other funding medium has been operated and administered in all material respects in accordance with its terms, ERISA, the Code and any other applicable law (including but not limited to all filing and reporting requirements such as Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) and neither CRSS, Services, Architects, nor any Architects Subsidiary has any direct or indirect liability with respect to such Plans or trusts under ERISA, the Code or any other applicable law.

         (j) Each of the Plans which is intended to be "qualified" within the meaning of Section 401(a) or Section 501(c)(9) of the Code is so qualified and has been so determined by the Internal Revenue Service to qualify, and nothing has since occurred to cause the loss of the Plan's qualification.

         (k) Except as disclosed on Schedule 5.13(k) hereto, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Architects or any Architects Subsidiary beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any Plan, (iii) deferred compensation benefits accrued as liabilities on the books of Architects or any Architects Subsidiary, or (iv) benefits the costs of which are borne by the current or former employee (or his beneficiary).

         (l) Except as disclosed on Schedule 5.13(l) hereto, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the vesting, or increase the amount of compensation due, any current or former employee or officer of Architects or any Architects Subsidiary, (ii) result in any prohibited transaction described in Section 406 of ERISA or
Section 4975 of the Code for which a class exemption is not available unless an individual exemption has been obtained, or (iii) entitle any current or former officer or employee of Architects or any Architects Subsidiary to amounts payable under the Plans which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

         (m) There are no pending, threatened or anticipated lawsuits against Architects or any Architects Subsidiary by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan or by any other party with respect to such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         (n) With respect to persons who experience a qualifying event as defined in Section 4980B(f)(3) of the Code on or before the Closing Date, CRSS retains all liabilities, obligations and duties for any continuation coverage required under COBRA including COBRA liabilities, if any, arising as a result of the transactions contemplated by this Agreement.

         (o) CRSS will retain responsibility for any and all severance obligations to Transferring Employees which arise before the Closing Date or which arise as a result of the transactions contemplated by this Agreement.

         5.14    Labor Difficulties.

         CRSS and Services (in connection with the Architects Business), and Architects and all Architects Subsidiaries (i) are in compliance with all applicable laws respecting employment and employment practices, discrimination, terms and conditions of employment and wages and hours and occupational safety and health laws, and (ii) are not engaged in any unfair labor practice as defined by the National Labor Relations Act or any similar state or foreign agency. There is no unfair labor practice complaint against CRSS or Services (in connection with the Architects Business), or Architects or any Architects Subsidiary pending before the National Labor Relations Board. There is no labor strike or lockout actually pending or, to the knowledge of CRSS, threatened against or affecting Architects or any Architects Subsidiary. Except as set forth in Schedule 5.14, none of the employees of Architects or any Architects Subsidiary is represented by any labor organization and CRSS does not have any knowledge of any current union organizing activities among such employees. No grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending. No collective bargaining agreement which is binding on Architects or any Architects Subsidiary restricts any of them from relocating or closing any of their operations and, except as set forth in Schedule 5.14, neither Architects nor any Architects Subsidiary is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or employee organization applicable to such employees of Architects or any Architects Subsidiary. Neither Architects nor any Architects Subsidiary has experienced any strike of their employees during the last ten (10) years. There are no charges pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices. CRSS has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor and employment laws to conduct an investigation with respect to or relating to Architects or any Architects Subsidiary, and, to the knowledge of CRSS, no such investigation is in progress. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither CRSS, Services, Architects nor any Architects Subsidiary has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of CRSS, Services, Architects or any Architects Subsidiary in connection with the Architects Business except in compliance with the WARN Act; nor has CRSS, Services, Architects or any Architects Subsidiary been affected by any transaction or engaged in layoffs or employment terminations in connection with the Architects Business sufficient in number to trigger application of any similar state or local law except in compliance with any such law.

         5.15    Taxes.

         (a) Except as set forth in Schedule 5.15, CRSS, Services, Architects, each Architects Subsidiary, or a Tax Affiliate (as defined in
Section 6.2(e)(v) herein) of any of the foregoing has (a) filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined in Section 6.2(e)(v) herein) and all federal, state, local and foreign Tax Returns required to be filed by or with respect to Architects and each Tax Subsidiary (as defined in Section 6.2(e)(v) herein) thereof and such Tax Returns are true, correct and complete in all respects, and (b) paid in full on a timely basis, or has made provision for the payment of, all Taxes (as defined in Section 6.2(e)(v) herein) shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of Architects or any Tax Subsidiary thereof except for liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings. Except as set forth in Schedule 5.15, none of CRSS, Services, Architects, any Architects Subsidiary or any Tax Affiliate of any of the foregoing has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of Architects or any Tax Subsidiary thereof which have not been fully paid or finally settled, except any such deficiency or assessment shown on such Schedule being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.15, no waivers of statutes of limitations as to any matter relating to Taxes have been given or requested by or with respect to Architects or any Tax Subsidiary thereof, no extensions of time in which to file any Tax Return with respect to Architects or any Tax Subsidiary thereof is in effect, and none of Architects or any Tax Subsidiary thereof is under audit or other examination and no notice of any such pending audit has been received.

         (b) Architects and each Tax Subsidiary thereof have withheld amounts from their respective employees and, with respect to such employees, have filed all federal, state, local, foreign and other returns and reports with respect to employee income tax withholding and social security, unemployment taxes and all other payroll taxes in compliance with applicable tax withholding provisions and have made all required remittances in respect of such amounts withheld.

         (c) CRSS, Architects, and any Tax Affiliates of either of them have complied with all laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or any similar provision under foreign laws), and have timely and properly withheld from employee wages and paid over to the proper Government all amounts required to be withheld and paid over under applicable Law.

         (d) None of Architects or any Architects Subsidiary is a party to any safe harbor lease within the meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the CRSS Assets or assets of Architects or any Architects Subsidiary has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under
Section 103(a) of the Code. None of Architects or any Architects Subsidiary is a borrower or guarantor of any outstanding industrial revenue bonds, and is not a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.

         (e) None of CRSS, Services, Architects or any Architects Subsidiary is a foreign person within the meaning of section 1445(b)(2) of the Code and Treasury Regulations thereunder, and each of such entities shall so certify pursuant to such Regulations upon Purchaser's request.

         (f) None of the CRSS Assets or property owned by the Architects or any Architects Subsidiary is tax-exempt use property within the meaning of section 168(h) of the Code.

         (g) As of the Closing Date, except as set forth in Schedule 5.4, none of Architects or any Architects Subsidiary is a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

         5.16    Environmental Matters.

         (a) Architects and each Architects Subsidiary and, with respect to the Architects Business, CRSS and Services are in compliance with all applicable federal, state and local laws, ordinances, regulations and rules, relating to air or water quality, waste management, hazardous or toxic substances, or the protection of health or the environment ("Environmental Laws") and holds all permits, licenses, registrations and other governmental authorizations required under Environmental Laws (collectively, "Permits"). None of CRSS, Services, Architects or any Architects Subsidiary has been notified by any governmental authority that any such Permit may be modified (except as may occur in the normal course of Permit renewal), suspended or revoked, or that any such Permit cannot be renewed in the ordinary course of business.

         (b) No person has made any written allegation to CRSS that Architects or any Architects Subsidiary (or, to the knowledge of CRSS, any person or entity whose liability with respect to the matter alleged may have been retained or assumed by Architects or any Architects Subsidiary under contract or law) may have potential liability arising out of, based on or resulting from the release or threatened release of hazardous or toxic substances into the environment or workplace.

         (c) Set forth on Schedule 5.16 hereto is a description of all investigations, inquiries or other proceedings now pending or threatened by any U.S. federal, state or local governmental entity or any foreign governmental entity with respect to CRSS or Services (in connection with the Architects Business), Architects or any Architects Subsidiary in connection with the actual or alleged failure to comply with any Environmental Laws. CRSS and Services (in connection with the Architects Business), and Architects and each Architects Subsidiary has maintained all documents and records and made all filings required by all applicable Environmental Laws. None of the assets of Architects or any Architects Subsidiary, or any properties leased by Architects or any Architects Subsidiary or otherwise used in connection with the Architects Business, is contaminated with any hazardous waste or substance.

         5.17    Insurance.

         All current primary, excess and umbrella policies of insurance owned or held by or on behalf of or providing insurance coverage to CRSS or Services (in connection with the Architects Business), or Architects or any Architects Subsidiary are listed on Schedule 5.17 hereto. With respect to all such insurance policies, no premiums are in arrears, no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term, and all such insurance policies are valid policies. Except as set forth in Schedule 5.17, all such insurance policies will cease to provide coverage to Architects or any Architects Subsidiaries for any occurrences following the Closing (with respect to occurrence-based policies) and for any claims asserted following the Closing (with respect to claims-made policies); provided that this in no way shall limit the rights of CRSS or any of its Affiliates with respect to any insurance coverage, including coverage provided by CRSS Insurance Ltd.

         5.18    Permits.

         Schedule 5.18 hereto lists all licenses and permits required for the conduct of the Architects Business, together with the name of the government agency or entity issuing such license or permit. Each of such licenses and permits and the rights of CRSS, Services, Architects or any Architects Subsidiary with respect thereto are valid and subsisting, in full force and effect and enforceable by Architects or such Architects Subsidiary (depending on the holder thereof), and each of CRSS, Services, Architects and such Architects Subsidiary is in compliance with the terms of such licenses and permits. None of such licenses and permits has been or, to the knowledge of CRSS, is threatened to be, revoked, canceled, suspended or modified.

         5.19    Intellectual Property.

         Schedule 5.19 hereto sets forth all domestic and foreign patents, copyrights (including computer programs and related documentation), and copyright registrations, trademarks, trade names, service marks, or brand name registrations, and all other intellectual property rights, and all pending applications or applications to be filed, if any, owned or used under license or other permission by each of CRSS and Services (in connection with the Architects Business), and Architects and each Architects Subsidiary or utilized or required in connection with the Architects Business and which in each case is material to the Architects Business (collectively, the "Intellectual Property"). Except as set forth on Schedule 5.19, there are (a) no existing or, to the knowledge of CRSS, threatened claims of any third party challenging the ownership, validity, or use of Intellectual Property; (b) no licenses or other agreements to which CRSS or any of its Affiliates is a party concerning the use of the Intellectual Property by third parties; (c) to the knowledge of CRSS, no Liens affecting the Intellectual Property; and (d) no restrictions on the transfer of any such Intellectual Property. Neither Architects nor any Architects Subsidiary is in default under or has breached any license agreement pursuant to which Intellectual Property is made available to Architects or any Architects Subsidiary under license. None of CRSS or Services (in connection with the Architects Business), Architects or any Architects Subsidiary is, to the knowledge of CRSS, infringing upon the right of any third party under any patent, trademark or other intellectual property right. No other person or entity is infringing upon the Intellectual Property.

         5.20    Necessary Property.

         The CRSS Assets, CRSS Obligations and the assets owned by Architects and the Architects Subsidiaries constitute all of the property now used in, and necessary for the conduct of, the Architects Business in the manner and to the extent presently conducted, and following the consummation of the transactions contemplated hereby, subject to Section 3.1(a), Purchaser shall be entitled to occupy and utilize the CRSS Assets, the CRSS Obligations and the assets of Architects and the Architects Subsidiaries in the same manner and to the same extent that Architects, the Architects Subsidiaries and, in connection with the Architects Business, CRSS and Services are presently entitled to occupy and utilize such assets.

         5.21    Condition of Property.

         All of the assets and properties of Architects and the Architects Subsidiaries, and the CRSS Assets, are in operating condition and repair sufficient for their use in connection with the Architects Business as presently conducted.

         5.22    Undisclosed Liabilities.

         None of Architects, the Architects Subsidiaries nor, in connection with the Architects Business, CRSS or Services, has any liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except (a) to the extent same will be reflected in the June 30 Pro Forma Balance Sheet; (b) to the extent set forth on any of the Schedules hereto, or to the extent not required to be set forth on any of the Schedules hereto pursuant to limitations and exceptions specified in the Sections to which such Schedules relate; or (c) liabilities or obligations incurred in the normal and ordinary course of business since June 30, 1994.


         5.23    Foreign Operations and Export Control.

         Since January 1, 1989, CRSS, Services, Architects and the Architects Subsidiaries have conducted the Architects Business: (a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local law; (b) in compliance with all applicable foreign laws, including without limitation laws relating to foreign investment, foreign exchange control, immigration, employment and taxation; (c) without notice of violation of and in compliance with all relevant anti-boycott legislation, including without limitation the Tax Reform Act of 1976, as amended, the Export Administration Act of 1979, as amended and the Export Administration Amendments Act of 1985, and regulations thereunder, including all reporting requirements; (d) without violation of and pursuant to any required export license granted under the Export Administration Act of 1979, as amended, and the Export Administration Amendments Acts of 1981 and 1985, and regulations thereunder, which licenses are described on Schedule 5.23; and (e) without violation of the Foreign Corrupt Practices Act of 1977.

         5.24    Officers and Directors.

         Set forth on Schedule 5.24 is a list of directors and all current officers (with office held) of Architects and each Architects Subsidiary.

         5.25    Bank Accounts.

         Set forth on Schedule 5.25 hereto is a list of all bank accounts and safe deposit boxes maintained by Architects or any Architect Subsidiary, together with the names of all persons who are authorized signatories or have access thereto.

         5.26    Books and Records.

         The books of account, stock record books and minute books and all other corporate records of Architects and the Architects Subsidiaries are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected on the financial statements to the extent appropriate. True and complete copies of the Articles of Incorporation and Bylaws and all amendments thereto of Architects and the Architects Subsidiaries have been delivered to Purchaser prior to the date hereof. The minute books and stock books of Architects and the Architects Subsidiaries have been made available to Purchaser and are correct and complete to the date hereof.

         5.27    Representations Exclusive.

         Except for the representations and warranties contained in this Agreement, neither Services nor CRSS nor any Affiliate thereof makes any representation or warranty, express or implied (including, without limitation, any implied warranty of merchantability or fitness for a particular purpose), and any such representation or warranty is hereby disclaimed, whether by Services, CRSS, Architects or any Architects Subsidiary or any of their respective officers, directors, employees, agents, representatives, Affiliates or any other person, with respect to this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         6.1     Expenses.

         Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred by the Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser, and all costs and expenses incurred by Services or CRSS in connection with this Agreement and the transactions contemplated hereby shall be paid by Services or CRSS. Neither Architects nor any Architects Subsidiary will incur any transaction expenses in connection with this Agreement and the transactions contemplated hereby.

         6.2     Tax Matters.

         (a)     Section 338(h)(10) Election.

         CRSS and the Purchaser will make a timely joint election under Section 338(h)(10) (and, if required, in order to effectuate a Section 338(h)(10) election, an election under Section 338(g)) of the Internal Revenue Code of 1986, as amended (the "Code") in compliance with the applicable Treasury Regulations in order that the transactions contemplated by this Agreement be treated for federal income tax purposes as a sale of assets by Architects and each of the Architects Subsidiaries and a subsequent subsidiary liquidation, and the Purchaser and Services shall file any corresponding elections available under state, local or foreign tax laws. Any liability or asset for Taxes resulting from the election under Section 338(h)(10) and, if required, Section 338(g) of the Code will be paid by or inure to the benefit of CRSS. In particular, and not by way of limitation, in order to effect any such election, on or prior to the Closing Date, the Purchaser and CRSS agree to jointly and properly execute and deliver at the Closing, necessary copies of completed Internal Revenue Service Form 8023, Form 8594, and any other forms or statements required by the Code, applicable Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. Taxes or recoverable amounts as a result of the joint election under Section 338(h)(10) will be borne by or inure to CRSS in a manner which will not affect the June 30 Pro Forma Consolidated Net Worth of Architects.

         (b)     Taxes Prior to, Including, and After the Closing.

         The Purchaser acknowledges that CRSS intends to include Architects and the Architects Subsidiaries in its consolidated federal income Tax Return for the period prior to and including the Closing Date. The liability or benefit for any federal income Taxes and state or local income and franchise Taxes reported on a consolidated basis for CRSS and its Affiliates for the periods prior to and including the Closing Date shall be borne by or inure to the benefit of CRSS, and CRSS shall indemnify and hold harmless the Purchaser, in the manner set forth in Article VII, against any and all liability for or with respect to such income Taxes claimed or assessed for the periods prior to and including the Closing Date. CRSS also shall indemnify and hold harmless the Purchaser, in the manner set forth in Article VII, against any and all liability for or with respect to income Taxes arising from the making of the joint election by Services and the Purchaser under Section 338(h)(10). The liability or asset for any income Taxes of Architects and the Architects Subsidiaries for the periods beginning after the Closing Date shall be borne by or inure to the benefit of the Purchaser, and the Purchaser will indemnify and hold harmless CRSS and its Affiliates, in the manner set forth in Article VII, against any and all liability for or with respect to income Taxes of Architects and the Architects Subsidiaries claimed or assessed for all taxable periods beginning after the Closing Date.

         (c)     Cooperation.

         After the Closing, the Purchaser and CRSS shall, and the Purchaser shall cause Architects and the Architects Subsidiaries to, cooperate fully with one another and shall make available to one another, as reasonably requested, all information, records or documents relating to income Tax liabilities of Architects and the Architects Subsidiaries for all periods prior to or ending on the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statutes of limitation or extensions thereof. The Purchaser, CRSS, Architects and the Architects Subsidiaries also shall make available to one another, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with income tax matters.

         (d)     Tax Audits.

                 (i) So long as taxable periods of Architects and the Architects Subsidiaries ending on or prior to the Closing Date remain open for an assessment of income Taxes, the Purchaser and CRSS shall promptly notify the other in writing within ten (10) days of receipt by the Purchaser or CRSS of notice of (i) any pending or threatened audits or assessments with respect to income Taxes of Architects and the Architects Subsidiaries, and (ii) any pending or threatened audits or assessments with respect to income Taxes of the Purchaser which may affect the income Tax liabilities of Architects and the Architects Subsidiaries for taxable periods ending on or prior to the Closing Date. CRSS shall have the right to represent the interests of Architects and the Architects Subsidiaries in any tax audit or administrative or court proceeding relating to fiscal periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense. The Purchaser agrees that it will, at CRSS's expense, cooperate fully with CRSS and its counsel in the defense against or compromise of any claim in any said proceeding.

                 (ii) If, as a result of the examination of the consolidated or separate federal, state or local income Tax Returns of CRSS or any of CRSS's Tax Subsidiaries for a taxable period ending on or prior to the Closing Date, there shall be made after the Closing Date any adjustment which decreases deductions, losses or credits against income Taxes ("Tax Benefits") or which increases income, gains or recaptures of credits against income Taxes ("Tax Detriments") for any such taxable period and which will permit the Purchaser or any of Architects and the Architects Subsidiaries (or any of the Purchaser's Tax Affiliates) to increase the Tax Benefits or decrease the Tax Detriments to which they would otherwise have been entitled for any taxable period beginning after the Closing Date, CRSS will notify the Purchaser of such adjustment and provide the Purchaser with such information as may be necessary for the Purchaser to take account of such increases or decreases through the filing of a claim for refund or otherwise. The Purchaser shall take any reasonable action necessary to secure the benefit of such increases or decreases and shall pay CRSS the amount of such benefit (together with interest, if any, received), such amount to be paid when, as and only to the extent such benefit is actually recognized, less the amount, if any, of the Purchaser's reasonable expenses incurred in securing such benefit for CRSS.

                 (iii) If, as a result of the examination of the consolidated or separate federal, state or local income Tax Returns of the Purchaser or any of the Purchaser's Tax Affiliates for a taxable period beginning after the Closing Date, there shall be made after the Closing Date any adjustment which decreases Tax Benefits or increases Tax Detriments for any such taxable period and which will permit CRSS or CRSS's Tax Subsidiaries to increase Tax Benefits or decrease Tax Detriments to which CRSS would otherwise have been entitled for any taxable period ending on or prior to the Closing Date, the Purchaser will notify CRSS of such adjustment and provide CRSS with such information as may be necessary for CRSS to take account of such increase or decrease through the filing of a claim for refund or otherwise. CRSS shall take any reasonable action necessary to secure the benefit of such increases or decreases and shall pay to the Purchaser the amount of such benefit (together with interest, if any, received), such amount to be paid when, as and only to the extent such benefit is actually recognized, less the amount, if any, of the reasonable expenses of CRSS incurred in securing such benefit for the Purchaser.

         (e)     Miscellaneous.

                 (i)      Prior Tax Sharing Agreements.

                 This Agreement terminates and supersedes any and all other tax sharing or other allocation agreements in effect on the date hereof as between (x) CRSS and (y) Architects and the Architects Subsidiaries for all Taxes, regardless of the taxable year for which such Taxes are imposed.

                 (ii)     Retention of Records.

                 For a period of ten (10) years from the Closing Date, none of CRSS, the Purchaser or any Tax Affiliate of either shall dispose of or destroy any of the business records and files of Architects or any Tax Subsidiary thereof relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to CRSS (in the case of records and files held by the Purchaser or any Tax Affiliate thereof) or the Purchaser (in the case of records and files held by CRSS or any Tax Affiliate thereof) by written notice at least thirty
         (30) days prior to the proposed date of such disposition or destruction.

                 (iii)    Resolution of Disagreements Among Parties.

                 If (x) CRSS and (y) the Purchaser, Architects or any Architects Subsidiary disagree as to the matters governed by this
         Section 6.2, CRSS and the Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within fifteen days after either party asserts in writing that such dispute cannot be resolved, CRSS and the Purchaser shall jointly select a firm of nationally recognized independent certified accountants mutually acceptable to CRSS and the Purchaser (the "Independent Accounting Firm"), to act as an arbitrator to resolve such disagreement. Such Independent Accounting Firm's determination shall be binding and conclusive, and any expenses relating to the engagement of such accounting firm shall be shared equally by CRSS and the Purchaser.

                 (iv)     Limitation to Income Taxes.

                 Notwithstanding anything to the contrary in this Section 6.2, after the Closing the Purchaser, Architects and the Architects Subsidiaries shall be responsible for all Taxes of Architects and any of the Architects Subsidiaries, other than federal income Taxes and state or local income Taxes reported on a consolidated basis for CRSS and its subsidiaries, which income Taxes shall be subject to the mutual indemnity and other provisions of this Section 6.2. Appropriate reserves and accruals relating to all Taxes of Architects and any of the Architects Subsidiaries, other than the aforementioned income Taxes, shall be set forth on the June 30 Pro Forma Balance Sheet.

                 (v)      Definitions.

                 For purposes of this Agreement, (1) except as specifically provided herein, the term "Tax" or "Taxes" shall mean all taxes, levies or other like assessments, charges or fees, including, without limitation, income, gross receipts, transfer, gains, excise, property, sales, license, payroll, withholding, social security and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government and subdivision or agency thereof; and such term shall include any interest, interest penalty, penalty or additions to tax attributable to such taxes; (2) the term Tax Return" shall mean any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates, and information returns) required to be supplied to a taxing authority in connection with Taxes; (3) the term "Tax Affiliate", with respect to any corporation, shall mean another corporation if both such corporations are members of the same affiliated group of corporations within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law, including any consolidated, unitary or combined group of corporations; and (4) the term "Tax Subsidiary", with respect to any corporation, shall mean another corporation in which such first corporation owns a direct or indirect interest and which is a member of the same affiliated group of corporations within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law, including any consolidated, unitary or combined group of corporations as such first corporation.

         (f) CRSS shall pay all applicable sales, use or other similar transfer Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the CRSS Assets or as a result of any section 338(h)(10) election, whether levied on the Purchaser, CRSS, Services, Architects or any Architects Subsidiary or any of their assets. CRSS shall prepare, subject to the Purchaser's reasonable approval, and file any returns required in respect of such Taxes.

         (g) The Purchaser, CRSS and their respective Tax Affiliates, upon request, shall use their respective reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

         (h) CRSS shall furnish to the Purchaser, as provided in section 1445(b)(2) of the Code, an affidavit pursuant to section 1445(a), stating under penalties of perjury, CRSS' and Services' United States taxpayer identification number and that neither of them is a foreign person.

         (i) In order to apportion any unconsolidated state income Taxes or other unconsolidated state Taxes based on net income relating to a taxable period that includes, but that would not except for this Section 6.2 close on, the Closing Date, CRSS and the Purchaser will, to the extent permitted by applicable law, elect with the relevant state taxing authority to close the taxable period of Architects or any Architects Subsidiary on the Closing Date. In any case where applicable law does not permit Architects or any Architects Subsidiary to close its taxable year on the Closing Date, then such unconsolidated state income Taxes or other unconsolidated state Taxes based on net income, if any, attributable to the taxable period of Architects or any Architects Subsidiary that includes the Closing Date shall be allocated to CRSS for the portion of the taxable period up to and including the Closing Date and to the Purchaser for the portion of the taxable period subsequent to the Closing Date. For these purposes, the Taxes for the portion of the taxable period up to and including the Closing Date shall be determined on the basis of an interim closing of the books as of the Closing Date.

         6.3     WARN Act.

         None of CRSS, Architects nor any Architects Subsidiary shall, at any time before the Closing Date, without complying fully with the notice and other requirements of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), effectuate (a) a "plant closing" as defined in the WARN Act affecting any "single site of employment" (as that term is used in the WARN
Act) of the Architects Business; or (b) a "mass layoff" (as defined in the WARN
Act) affecting any "single site of employment" of the Architects Business; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff. In addition, CRSS hereby agrees to indemnify the Purchaser and to defend and hold the Purchaser harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which the Purchaser may incur in connection with any suit or claim of violation brought against the Purchaser directly or indirectly under the WARN Act or any similar state or foreign law, which relates to actions taken by CRSS, Architects or any Architects Subsidiary prior to the Closing Date in connection with the Architects Business with regard to any "single site of employment" of the Architects Business affected by this Agreement. Similarly, the Purchaser hereby agrees to indemnify CRSS and its Affiliates and to defend and hold CRSS and its Affiliates harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which CRSS or any of its Affiliates may incur in connection with any suit or claim of violation brought against CRSS or any of its Affiliates under the WARN Act or any similar state or foreign law, which relates to actions taken by the Purchaser, Architects or any Architects Subsidiary on or after the Closing Date in connection with the Architects Business with regard to any "single site of employment" of the Architects Business affected by this Agreement.

         6.4     Allocation of Employee Plan Responsibilities.

         (a) In General. Effective as of the Closing, all participation and continued accrual or provision of any benefits to any Transferring Employee, or any covered dependent or beneficiaries thereof in any Plan sponsored by CRSS shall cease and CRSS shall transfer to Purchaser all trust funds, reserve accounts and other assets, if any, in or related to the Plans and allocable to the employees of Architects or any Architects Subsidiary, but only to the extent Purchaser, Architects or any Architects Subsidiary will have continuing liabilities with respect to such Plans after the Closing Date to which such trust funds, reserve accounts, or other assets relate.

         (b) Employee Benefits. Except as specifically provided herein, the Purchaser shall not be obligated to provide any particular level or quality of employee compensation, welfare, pension or other





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
benefits to individuals who, as of the Closing, (i) are Transferring Employees,
(ii) are the covered dependents or other beneficiaries under any benefit plans of such an employee or (iii) are former employees of the Architects Business (or dependents or beneficiaries thereof) entitled to coverage as required by Title I, Part 6 of ERISA and Section 4980B of the Code under any of CRSS's employee welfare or pension plans ((i), (ii) and (iii) collectively, the "Eligible Individuals"). Provided that the applicable Transferring Employee remains employed with Architects, an Architects Subsidiary, Purchaser or another Affiliate of Purchaser for at least one year following the Closing Date (or is terminated within such one year period by Architects, an Architects Subsidiary, Purchaser or another Affiliate of Purchaser without cause), the Purchaser agrees to provide prior service credit to each of the Transferring Employees for their years of service at CRSS and its subsidiaries for purposes of determining eligibility, participation and benefits under employee benefit plans and policies of the Purchaser, including without limitation its severance plans and policies.

         6.5     Post-Closing Access to Information and Personnel; Cooperation.

         In addition to the requirements of Section 6.2 hereof, each of the Purchaser and CRSS will reasonably cooperate with the other, and will provide the other, and the Purchaser shall cause Architects and the Architects Subsidiaries to provide CRSS, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and to have access to and consult any person which or who may be relevant in connection with the conduct of their respective businesses, and Purchaser and CRSS will reasonably cooperate with each other in connection with preparation of the June 30 Pro Forma Balance Sheet, financial and accounting reporting requirements, litigation, Completed Contracts, employee benefit plan and ERISA matters and requirements of applicable securities laws. Other than with respect to minimal routine assistance, for which there will be no charge, the party requesting assistance shall compensate the other party (i) with respect to the first twenty hours of service provided by the other party's personnel on a particular project in response to such request, at the hourly rate of 135% of the hourly wage or prorated hourly salary, as applicable, of such personnel (such rate being the "DPE"), and (ii) with respect to any additional hours, at the hourly rate of two times the DPE, and in each case shall reimburse such other party for other reasonable out-of-pocket expenses (such compensation rates, together with such expense reimbursement requirement, is the "Reimbursement Rate"); provided that this shall constitute the sole right such assisting party has to reimbursement for expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the purpose for which it was requested.

         6.6     Obligation to Replace Guarantees.

         As promptly as practicable after CRSS' request, the Purchaser shall use its best efforts to replace CRSS and its Affiliates on any specified guarantees of any obligations of Architects or the Architects Subsidiaries provided by CRSS or its Affiliates in the ordinary course of business. Regardless of whether the Purchaser obtains any replacement guarantees, the Purchaser shall indemnify CRSS and its Affiliates for any Losses (as defined herein) arising from such existing guarantees to the extent the Purchaser has the obligation to indemnify the Seller Indemnified Party pursuant to Article VII hereof with respect to the underlying obligation.

         6.7     Medical Benefits.

         CRSS will continue to provide medical benefits pursuant to its Voluntary Employee Benefits Association (the VEBA") to the Transferring Employees from the Closing Date until July 31, 1994 (the "Benefit Gap Period"). After July 31, 1994, the Purchaser will provide medical benefits to the Transferring Employees pursuant to its then existing medical benefit plans, and on and after the date hereof, the Purchaser shall provide the benefits of its stop loss medical insurance coverage to the Transferring Employees. The Purchaser agrees that CRSS may retain the premiums paid by such Transferring Employees through July 31, 1994. The Purchaser will indemnify and hold harmless CRSS and its Affiliates against any Losses (as defined in Article VII) incurred by CRSS and its Affiliates in complying with this Section 6.7 to the extent those Losses exceed $150,000 per insured for claims in the Benefit Gap Period.

         6.8     License of Problem-Seeking Service Mark and Methodology.

         At the Closing, Architects will enter into a license agreement with CRSS Constructors, Inc. (Constructors"), and CRSS International, Inc. ("International") in the form attached hereto as Schedule 6.8, permitting Constructors and International to use the Problem-Seeking Service Mark and methodology in the conduct of their businesses, but not to assign or license any rights to such Service Mark or methodology to any third party (the "Problem-Seeking License").

         6.9     Written-Off Receivables.

         Neither the Purchaser nor any of its Affiliates (including Architects and any Architects Subsidiary) will engage in any collection efforts with respect to any receivable of the Architects Business that has been completely written off prior to June 30, 1994 without the prior written consent of CRSS. However, the Purchaser or the applicable Affiliate of the Purchaser shall be entitled to retain any amounts received with respect to such receivables to the extent such amounts are obtained without engaging in any such collection efforts.

         6.10    Further Assurances.

         Each of the parties hereto will, upon the request of the other party, from time to time after the Closing, execute and deliver, and use its reasonable efforts to cause other persons to execute and deliver, to such other party all such further documents and instruments, and will do or use its reasonable efforts to cause to be done such other acts, as such other party may reasonably request more completely to consummate and make effective the transactions contemplated hereby.

                                  ARTICLE VII

                          INDEMNIFICATION; SURVIVAL OF
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         7.1     Survival of Representations; Time Limitations.

         All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of any party hereto for a period of twenty-one months after the Closing Date. An Indemnifying Party (as defined in Section 7.5) shall have no liability under this Article arising from a breach of a representation or warranty contained in this Agreement unless notice of a claim for indemnity shall have been given within twenty- one months after the Closing Date.

         7.2     Indemnification.

         (a) Subject to the terms and conditions of this Article VII, CRSS and Services jointly and severally hereby agree to indemnify, defend and hold harmless the Purchaser and any Affiliate thereof, and the directors, officers, employees, agents, contractors, successors and assigns of each of them (such party or parties being indemnified are referred to herein as the "Purchaser Indemnified Party"), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, costs of preparation and investigation and the reasonable fees and expenses of attorneys, accountants and other professional advisers (collectively, "Losses"), asserted against, resulting to, imposed upon or incurred by the Purchaser, directly or indirectly, by reason of or resulting from any Retained Liabilities, a breach by Services or CRSS of any representation or warranty contained in this Agreement, any claim arising out of the performance of, or a failure to perform, the obligations pursuant to the CRSS Obligations (other than as provided in Section 7.2(c)) arising on or prior to the Closing Date on the part of CRSS, or any of its Affiliates, including Architects or any Architects Subsidiary, or the violation of any covenant or agreement of Services or CRSS contained in or made pursuant to this Agreement, which in either case has not been waived in writing by Purchaser, or any actual or threatened action or proceeding in connection therewith; provided that neither Services nor CRSS shall be required to indemnify any Purchaser Indemnified Party to the extent such Loss is reflected in the June 30 Pro Forma Balance Sheet.

         (b) Subject to the terms and conditions of this Article VII, the Purchaser hereby agrees to indemnify, defend and hold harmless CRSS and any Affiliate thereof, and the directors, officers, employees, agents, contractors, successors and assigns of each of them (such party or parties being indemnified are referred to herein as the "Seller Indemnified Party"), at any time after consummation of the Closing, from and against all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from (i) a breach by the Purchaser of any representations or warranties contained in this Agreement, or the violation of any covenant or agreement of the Purchaser contained in or made pursuant to this Agreement, which in either case has not been waived in writing by CRSS, or any actual or threatened action or proceeding in connection therewith; (ii) the performance of, or a failure to perform, the obligations pursuant to the CRSS Obligations from and after the Closing Date on the part of Purchaser or any Affiliate thereof; and (iii) the conduct of the Architects Business after the Closing Date.

         (c) For purposes of this Agreement, "Project Claims" include any and all Losses arising from demands, claims, actions or causes of action asserted by a Project Claimant (as defined below) relating to project contracts with customers for architectural services of Architects or any Architects Subsidiary, or, to the extent such contracts are included as CRSS Assets or CRSS Obligations (and whether or not any required approval or consent to an assignment of any CRSS Asset or CRSS Obligation is obtained), CRSS or its Affiliates ("Customer Contracts"). Without limiting the generality of the foregoing, Project Claims shall include Losses arising from demands, claims, actions or causes of action asserted by customers, or by subcontractors (e.g., consultants) or others (but excluding Purchaser or its Affiliates to the extent any of them has directly or indirectly succeeded hereunder to the contractual rights and obligations of CRSS or its Affiliates) providing goods or services in connection with the performance of Customer Contracts (collectively, "Project Claimants"), whether or not any required approval or consent to an assignment of any contract with any such Project Claimant is obtained, including without limitation claims relating to back charges and warranties. CRSS and Services hereby jointly and severally agree to indemnify, defend and hold harmless the Purchaser Indemnified Party from and against all Project Claims relating to Customer Contracts that are completed on or prior to June 30, 1994 and Project Claims disclosed on Schedule 5.9 hereto. Subject to the following sentence, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller Indemnified Party from and against all Project Claims that relate to Customer Contracts that are not completed prior to June 30, 1994 as listed in Schedule 7.2(c)(i) hereto, other than those Project Claims disclosed on
Schedule 5.9 hereto. With respect to Customer Contracts listed on Schedule 7.2(c)(ii) hereto, (i) CRSS and Services jointly and severally agree to indemnify, defend and hold harmless the Purchaser Indemnified Party from and against all Project Claims that relate to such Customer Contracts, but only to the extent that the actions of CRSS, Architects or any Architects Subsidiary on or prior to June 30, 1994 are shown to be the proximate cause of such Project Claims; provided, however, if the Purchaser becomes aware of any such Project Claim or any facts that would in the ordinary course of events constitute the basis for a Project Claim, then the Purchaser shall take reasonable action to mitigate the Losses relating to such Project Claim or such facts as is in accordance with good professional and business practice and, to the extent that actions beyond good professional and business practice are necessary, the Purchaser will give CRSS notice of such Project Claim or such facts and provide CRSS and Services reasonable cooperation in reducing CRSS's and Services' exposure with respect to such Project Claim or such facts; and (ii) the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller Indemnified Party from and against all Project Claims to the extent that the actions of the Purchaser or any of its Affiliates after June 30, 1994, are shown to be the proximate cause of such Project Claims. Notwithstanding any other provision hereof, this Section 7.2(c) describes all of the indemnification obligations under this Agreement with respect to Project Claims, and specifically such indemnification obligations shall not be limited or expanded by any representations, warranties or covenants herein, including without limitation, the representations and warranties in Sections 5.9 and 5.12 hereof.

         7.3     Remedies Exclusive.

         The remedies provided herein shall be exclusive and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto; provided that this Section shall not preclude either party from asserting that it was fraudulently induced by the other party to enter into this Agreement; and provided that the right of set-off described in Section 8.11 hereof shall apply to this Article VII.

         7.4     Limitations on Indemnification.

         (a) With respect to Losses arising from inaccuracies in any of CRSS's or Services' representations and warranties (other than with respect to Retained Liabilities or its representations and warranties in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6(b) and 8.7 hereof), (i) neither CRSS nor Services shall be required to indemnify any Purchaser Indemnified Party unless the aggregate of all amounts for which indemnity would otherwise be due to the Purchaser Indemnified Party exceeds $225,000 (the "Minimum Amount"), in which case CRSS and Services shall be responsible for the amount of all such indemnifiable amounts, including those up to the Minimum

Amount, and (ii) CRSS shall only be liable to indemnify the Purchaser Indemnified Party up to an aggregate amount equal to the Purchase Price.

         (b) No indemnification shall be payable to the extent the Indemnified Party (as defined in Section 7.5) is covered for such Loss by insurance; provided, however, that indemnification shall be payable pursuant to this Article VII to the extent of any deductible applicable to any such insurance coverage or insurance coverage provided by CRSS Insurance Ltd.

         7.5     Notice and Control of Litigation.

         (a) In the event that Purchaser seeks indemnification on behalf of a Purchaser Indemnified Party, or CRSS seeks indemnification on behalf of a Seller Indemnified Party, such party seeking indemnification (the "Indemnified Party") shall give prompt written notice to the other party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay the amount of any valid claim not more than twenty days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

         (b) If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party notice within ten (10) business days after the assertion of such claim is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby, including without limitation by prejudicing the Indemnifying Party's ability to defend, to obtain insurance coverage with respect to, or otherwise to minimize the Indemnifying Party's liability with respect to, such matter. CRSS and the Purchaser shall, upon the request of either, reasonably and in good faith attempt to negotiate an agreement reasonably satisfactory to both of them providing for the joint defense of the Third-Person Claim (as defined below)("Joint-Defense Agreement"). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a "Third-Person Claim"), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing his or its obligation to indemnify the persons to be indemnified hereunder with respect to such Third-Person Claim (subject to Section 7.4 hereof); the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense. Unless and until the Indemnifying Party so acknowledges his or its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge his or its obligation to indemnify and assume the defense of any such Third-Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third-Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third-Person Claim constituted gross negligence or wilful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1     Amendment and Modification.

         Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto with respect to any of the terms contained herein.

         8.2     Waiver of Compliance; Consents.

         Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

         8.3     Notices.

         Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be (i) delivered personally against written receipt or by facsimile transmission, electronically confirmed, or tested telex, (ii) mailed by registered or certified mail (return receipt requested), postage prepaid, or
(iii) sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         (a)     if to the Purchaser, to

                 Hellmuth, Obata and Kassabaum, Inc.
                 One Metropolitan Square
                 211 North Broadway, Suite 600
                 St. Louis, Missouri 63102-2733
                 Attention:  Jerome J. Sincoff

                 with a copy to

                 Hellmuth, Obata and Kassabaum, Inc.
                 One Metropolitan Square
                 211 North Broadway, Suite 600
                 St. Louis, Missouri 63102-2733
                 Attention:  Paul L. Watson

                 and

                 Bryan Cave
                 One Metropolitan Square
                 211 North Broadway, Suite 3600
                 St. Louis, Missouri  63102-2730
                 Attention: William F. Seabaugh

         (b)     if to CRSS or Services, to

                 CRSS Inc.
                 1177 West Loop South, Suite 800
                 Houston, Texas 77021
                 Attention: Bruce W. Wilkinson

                 with a copy to

                 Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                 3400 Texas Commerce Tower
                 Houston, Texas  77002
                 Attention:  Gene G. Lewis

         Notices and other communications hereunder shall be deemed given when received except for any notices or other communications sent by registered or certified mail which shall be deemed given four (4) days after such notice or communication was deposited in the U.S. mail.

         8.4     Assignment.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         8.5     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions thereof relating to conflicts of law.

         8.6     Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.7     No Brokers.

         CRSS represents and warrants to the Purchaser, and the Purchaser represents and warrants to CRSS, that no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby. CRSS agrees to pay or discharge, and to indemnify and hold the Purchaser harmless from and against, and the Purchaser will pay or discharge, and will indemnify and hold CRSS harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

         8.8     Interpretation.

         The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         8.9     Entire Agreement.

         This Agreement, including the exhibits and schedules hereto and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

         8.10    Consent to Jurisdiction.

         (a) CRSS, SERVICES AND THE PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND CRSS, SERVICES AND THE PURCHASER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH COURTS. TO THE EXTENT PERMITTED BY LAW, EACH OF CRSS, SERVICES AND THE PURCHASER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE ACTION OR PROCEEDING IS BROUGHT IN ANY INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER. CRSS, SERVICES AND THE PURCHASER AGREE THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL LIMIT THE ARBITRATION REQUIREMENT IN SECTION 1.3 HEREOF OR THE MEDIATION REQUIREMENT BELOW.

         (b) EACH OF CRSS, SERVICES AND THE PURCHASER IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SET FORTH IN
SECTION 8.3 HEREOF. NOTHING IN THIS SECTION 8.10 SHALL AFFECT THE RIGHT OF CRSS, SERVICES OR THE PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         (c) ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THE INTERPRETATION, CONSTRUCTION, OR PERFORMANCE OF THIS AGREEMENT, OR BREACH THEREOF, SHALL BE REFERRED TO VOLUNTARY, NONBINDING MEDIATION TO BE CONDUCTED BY A MUTUALLY ACCEPTABLE MEDIATOR PRIOR TO RESORTING TO LITIGATION OR (EXCEPT AS PROVIDED IN SECTION 1.3) ARBITRATION.

         8.11    Right of Set-Off.

         Upon written notice to the other party specifying in reasonable detail its justification therefor, either party may set-off against any payment required to be made by such party the amount of any Loss or any other amount due from the other party under this Agreement or under any of the agreements contemplated by this Agreement which is undisputed or determined in a final, nonappealable judgment to be owing. The exercise of such right of set-off shall not constitute an event of default hereunder or under any such other agreement. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies nor limit either party in any manner in the enforcement of any of the remedies that may be available to it.

         8.12    Definition of "Affiliate" and "Knowledge".

         "Affiliate": With respect to a specified entity, an "Affiliate" is any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the entity specified. For purposes of this definition, "control" means the possession, direct or indirect, of record and beneficial ownership of at least a majority of the outstanding equity of such entity.

         "Knowledge": As used in this Agreement, the terms "to the knowledge of Services" and "to the knowledge of CRSS" (and all phrases of similar import) shall mean only the actual knowledge, after reasonable inquiry, of William Gardiner, Mary Gilbert, Frank Perrone, Craig Martin and Bruce Wilkinson, and the knowledge of any other person shall not be imputed to Services or CRSS for purposes of this Agreement. The Purchaser acknowledges that CRSS has described to the Purchaser the steps it has taken to satisfy its obligation of reasonable inquiry, and that the Purchaser agrees that such inquiry is reasonable.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                        HELLMUTH, OBATA AND KASSABAUM, INC.


                                        By:/s/ Jerome J. Sincoff
                                           _____________________________________
                                           Name:  Jerome J. Sincoff
                                           Title: President and CEO


                                        CRSS INC.


                                        By:/s/ Bruce W. Wilkinson
                                           _____________________________________
                                           Name:  Bruce W. Wilkinson
                                           Title: Chairman/CEO


                                        CRSS SERVICES, INC.


                                        By:/s/ Craig Martin
                                           _____________________________________
                                           Name:  Craig Martin
                                           Title: Executive Vice President